Exhibit 10.1

Fiscal Year 2017 Officer Bonus Plan

Our compensation committee and board of directors have adopted a bonus plan for the fiscal year ending June 30, 2017 for company executives, including its named executive officers. The bonus plan provides an opportunity for each participant to earn an annual cash bonus, 50% of which will be based on the achievement of target earnings before taxes and 50% of which will be based on two strategic initiatives supporting long-term growth and profitability.

If minimum earnings before taxes are achieved, then the President and Chief Executive Officer will be eligible to receive a bonus equal to 12.50% of her annual base salary. If target earnings before taxes are achieved, then she will be eligible to receive a bonus equal to 25.00% of her annual base salary.

If minimum earnings before taxes are achieved, then the Chief Financial Officer will be eligible to receive a bonus equal to 7.50% of his annual base salary. If target earnings before taxes are achieved, then he will be eligible to receive a bonus equal to 15.00% of his annual base salary.

Thirty percent of any earnings before taxes exceeding the target will be allocated to a bonus pool for all bonus-eligible employees and allocated among the bonus-eligible employees pro rata based on his or her targeted bonus payout. Depending on achievement of the strategic initiatives, each of the named executive officers will be eligible to receive an additional bonus amount equal to between 6.25% and 37.50% of annual base salary with respect to the President and Chief Executive Officer and between 3.75% and 22.50% of annual base salary with respect to the Chief Financial Officer.